Exhibit 5.1

November 19, 2021

Abeona Therapeutics Inc.

1330 Avenue of the Americas, 33rd Floor

New York, NY 10019

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated November 19, 2021 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-256850 (the “Registration Statement”) filed by Abeona Therapeutics Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the offer and sale by the Company of up to $124,601,795 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act in accordance with the Open Market Sale AgreementSM, dated August 17, 2018 (the “Sale Agreement”), by and between the Company and Jefferies LLC (the “Agent”), as amended by Amendment No. 1 to the Open Market Sale AgreementSM, dated as of November 19, 2021 (“Amendment No. 1,” and together with the Sale Agreement, the “Amended Sale Agreement”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Amended Sale Agreement and (v) the written actions of the Board of Directors of the Company referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Amended Sales Agreement and a Placement Notice (as defined in the Amended Sale Agreement), will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP